MEDICURE INC.

STOCK OPTION PLAN

1.
Purpose. The purpose of the Stock Option Plan (the “Plan”) of Medicure Inc. (the “Corporation”), a Corporation incorporated under the federal laws of Canada, is to advance the interests of the Corporation by encouraging its directors, management, consultants and employees to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

2.

Administration. The Plan shall be administered by the board of directors of the Corporation. A majority of the board of directors shall constitute a quorum, and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the directors.

Subject to the provisions of the Plan, the board of directors shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, subject to any necessary regulatory approvals in accordance with Section 634 of the Toronto Stock Exchange’s (“TSE’s”) company manual, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the board of directors shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder shall be evidenced by an agreement, signed on behalf of the Corporation and by the optionee, in such form as the directors shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

3.
Shares Subject to Plan. Subject to adjustment as provided in Section 14 hereof, the shares to be offered under the Plan shall consist of shares of the Corporation’s authorized but unissued common shares. The aggregate number of shares reserved to be delivered upon the exercise of all options granted under the Plan is currently fixed at 3,700,000. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purpose of this Plan.

4.
Maintenance of Sufficient Capital. The Corporation shall at all times during the term of this Plan reserve and keep available such numbers of shares as will be sufficient to satisfy the requirements of the Plan.

5.
Eligibility and Participation. Directors, officers, management, consultants and employees of the Corporation shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). The board of directors shall determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, and the number of shares to be subject to each option. An individual who has been granted an option may, if he is otherwise eligible, and if permitted under the policies of the stock exchange or stock exchanges on which the shares of the Corporation are to be listed, be granted an additional option or options if the directors shall so determine.

6.	Exercise Price

(a)
The exercise price of the shares covered by each option shall be determined by the directors. Subject to the provisions of Section 6(b), the exercise price shall be not less than the closing price of the Corporation’s shares on the primary stock exchange on which the shares of the Corporation are listed on the last trading day immediately preceding the day on which the option is granted;

(b)
If an option is granted within six months of a public distribution of the Corporation’s shares by way of prospectus, then the minimum exercise price of such option shall, if the policy of such stock exchange or stock exchanges requires, be the greater of the price determined pursuant to Section 6(a) and the price per share paid by the investing public for shares of the Corporation acquired by the public during such public distribution, determined in accordance with the policy of such stock exchange or stock exchanges.

7.
Number of Optioned Shares. The number of Shares subject to an option to a Participant shall be determined in the resolution of the board of directors, but no Participant shall be granted an option which exceeds 5% of the issued and outstanding shares of the Corporation (on a non-diluted basis).

8.
Duration of Option. Each option and all rights thereunder shall be expressed to expire on the date set out in the option agreements and shall be subject to earlier termination as provided in paragraphs 10 and 11.

9.	Option Period, Consideration and Payment.

(a)
The Option Period shall be a period of time fixed by the board of directors, not to exceed five years from the date the Option is granted, provided that the Option Period shall be reduced with respect to any option as provided in Sections 10 and 11covering cessation as a director, officer, consultant or employee of the Corporation or death of the Participant.

(b) An Option shall vest and may be exercised (in each case to the nearest full Share) during the Option Period in such manner as the board of directors may fix by resolution. Options which have vested may be exercised in whole or in part at any time and from time to time during the Option Period.

(c)
Except as set forth in Section 10 and 11, no Option may be exercised unless the Participant is at the time of such exercise a director, officer, manager, consultant, or employee of the Corporation. In the case of a consultant, where the Option has been granted for a specific service, the Option may be exercised only upon completion of that service.

(d)
The exercise of any Option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of Common Shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Common Shares with respect to which the Option is exercised. No Participant or his legal representatives, legatees or distributes will be, or will deemed to be, a holder of any Shares subject to an Option under this Plan, unless and until the certificate for such Shares are issued to him or them under the terms of the Plan.

10.

Ceasing to Be a Director, Consultant, Officer, Manager, Consultant or Employee. If a Participant shall cease to be a director, officer, manager, consultant or employee of the Corporation or a company for any reason (other than death), he may, but only within the earlier of the original expiry date and 90 days next succeeding his ceasing to be a director, officer, manager, consultant, or employee, exercise his Option to the extent that he was entitled to exercise it at the date of such cessation.

Nothing contained in the Plan, nor in any Option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, manager, consultant or employee of the Corporation or of any affiliate.

11.	Death of Participant. In the event of the death of a Participant, the Option previously granted to him shall be exercisable only within the twelve months next succeeding such death and then only:

	(a)	by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or the laws of descent and distribution; and

	(b)	if and to the extent that he was entitled to exercise the Option at the date of his death.

12.
Right of Optionee. No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any shares issuable upon exercise of such option until certificates representing such shares shall have been issued and delivered.

13.
Proceeds from Sales of Shares. The proceeds from sales of shares issued upon the exercise of options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the board of directors may determine and direct.

14.

Adjustments. If the outstanding shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Corporation through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made in the maximum number of kind of shares as to which options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share or other unit of any security covered by the option.

Upon the liquidation or dissolution of the Corporation or upon a re-organization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than eighty (80%) percent of the then outstanding shares of the Corporation to another corporation, the Plan shall terminate, and any options theretofore granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and upon the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence of all persons then entitled to exercise is an unexercised portion of options then outstanding shall have the right at such time immediately prior to consummation of the event which results in the termination of the Plan as the Corporation shall designate, to exercise their options to the full extent not theretofore exercised.

Adjustments under this Section shall be made by the board of directors, subject to the approval of the primary stock exchange on which the shares of the Corporation are listed, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional share shall be issued under the Plan on any such adjustment.

15.
Transferability. All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein. During the lifetime of a Participant any benefits, rights and Options may only be exercised by the Participant.

16.
Amendment and Termination of Plan. The board of directors may, at any time, suspend or terminate the Plan. The board may also at any time amend or revise the terms of the Plan, PROVIDED that no such amendment or revisions shall alter the terms of any options theretofore granted under the Plan.

17.
Necessary Approvals. The obligation of the Corporation to issue and deliver Shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Option exercise price paid to the Corporation will be returned to the Participant.

18.	Stock Exchange Rules. The rules of any stock exchange upon which the Corporation’s Shares are listed shall be applicable relative to options granted to Participants.

19.
Effective Date of Plan. The Plan has been adopted by the board of directors of the Corporation subject to the approval of the stock exchange or stock exchanges on which the Shares of the Corporation are to be listed and, if so approved, the Plan shall became effective upon such approvals being obtained.

20.	Interpretation. The Plan will be governed by and construed in accordance with the laws of Canada.

IN WITNESS WHEREOF the Corporation has caused its corporate seal to be affixed hereto in the presence of its officers duly authorized in that behalf as of the 4th day of February, 2002.

MEDICURE INC.

Per: ________________________________________

Per: ________________________________________